Exhibit 10.9
SENIOR UNSECURED TERM PROMISSORY NOTE

$2,500,000,000	San Antonio, Texas	August 2, 2005
     FOR VALUE RECEIVED, the undersigned, Clear Channel Outdoor, Inc., a Delaware corporation (“Maker”), unconditionally and irrevocably promises to pay to the order of Clear Channel Outdoor Holdings, Inc., a Delaware corporation (together with its successors, “CCO”; CCO and any subsequent holder of this Note being referred to herein as “Payee”), at its principal offices in San Antonio, Bexar County, Texas or at such other place as the holder of this Note may hereafter designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of TWO BILLION FIVE HUNDRED MILLION AND NO/100 DOLLARS ($2,500,000,000), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity, in like money, in immediately available funds, at a rate per annum equal to the lesser of (i) the Contract Rate (as herein defined) for each applicable period of determination and (ii) the Maximum Rate (as herein defined) and, without duplication as to amounts upon which interest on this Note is otherwise accruing, interest on all past due amounts from time to time remaining outstanding (howsoever such past due amounts shall arise, whether by acceleration, default, the occurrence of the Stated Maturity Date (as herein defined) or otherwise), both principal and, to the extent permitted by law, accrued interest, at a rate per annum equal to the lesser of (y) the Past-Due Rate (as herein defined) and (z) the Maximum Rate, both before and after any judgment and both before and after the commencement of any proceeding under bankruptcy or other debtor relief laws or protections. Any increase or decrease in the interest rate resulting from a change in the Contract Rate or the Maximum Rate shall be effective immediately, without notice to Maker, when such change becomes effective. Interest on this Note shall be calculated at a rate per annum based upon the actual number of days elapsed over a year of 360 days, unless the Maximum Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Maximum Rate, interest on this Note shall be calculated at a rate per annum based upon the actual number of days elapsed in the applicable calendar year in which it accrued.
     Recapture. Notwithstanding the foregoing, if during any period the Contract Rate or the Past-Due Rate, as applicable, exceeds the Maximum Rate for the period of time in which the Contract Rate or the Past-Due Rate, as applicable, would otherwise be in effect, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued on this Note if the Contract Rate or the Past-Due Rate, as applicable, had all times been in effect for such applicable period.
     Scheduled Payments. Unless acceleration of the maturity of this Note pursuant to an Acceleration Event (as herein defined) shall have sooner occurred, and subject to the payment of the mandatory prepayments as herein required, the principal of this Note, and all accrued and unpaid interest thereon, shall be due and payable in full on August 2, 2010 (the “Stated Maturity Date”). The interest on this Note shall be due and payable monthly as it accrues, the payment of interest to be due and payable on the last day of each calendar month commencing January 31, 2006 (each such date, an “Interest Payment Date”). Notwithstanding the foregoing, interest accruing on past due amounts shall be due and payable on demand.
     Mandatory Prepayments. Upon the occurrence of each Mandatory Prepayment Event (as herein defined), Maker shall prepay this Note and related amounts as follows: (i) upon the occurrence of a Change of Control (as herein defined), the entire outstanding principal amount of, and all accrued interest on, this Note, and all accrued related costs and expenses, shall be and become immediately due and payable; or (ii) upon the occurrence of a Debt Issuance or an Equity Issuance (as each term is herein defined), as the case may be, this Note shall be and become due and payable in an amount equal to the lesser of (A) the net proceeds received from such event and (B) the then outstanding principal balance of this Note, and together therewith, the Maker shall pay to Payee all accrued and unpaid interest on the amount of principal so paid, and, if applicable, all related costs and expenses.

     Voluntary Prepayments. Maker shall have the right from time to time and at any time to prepay, in whole or part, the unpaid principal balance of this Note, without premium or penalty, in minimum principal amounts of $5.0 million and in multiples $1.0 million in excess thereof or in the entire outstanding principal balance of this Note, as the case may be; provided that together with Maker’s prepayment of such principal amount, Maker shall pay all interest accrued and unpaid on the amount of such principal so paid.
     Payment Administration. All payments on this Note shall be received by Payee not later than 10:00 a.m. San Antonio, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). If the due date of any such payment would fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension. All payments and prepayments on this Note shall be applied first to accrued interest, and the balance, if any, to principal; but no such payment or prepayment shall defer or delay any payment then or thereafter due on this Note.
     Certain Definitions. For purposes of this Note, the following terms shall have the respective meanings as follows:
     “Applicable Law” means the law in effect, from time to time, applicable to the transaction evidenced by this Note which lawfully permits the receipt, contracting for, charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note and the transactions evidenced hereby, and arising in connection herewith, including laws of the State of Texas and, to the extent controlling, the federal laws of the United States of America. To the extent that Applicable Law is determined by reference to Chapter 303 of the Texas Finance Code, as amended, the interest ceiling applicable hereto and in connection herewith shall be the “indicated” (weekly) rate ceiling from time to time in effect as referred to therein; provided, however, it is agreed that the terms hereof, including the rate, or index, formula or provision of law used to compute the rate in connection herewith, will be subject to the revisions as to current and future balances, from time to time, pursuant to Applicable Law. It is further agreed that in no event shall Chapter 346 of the Texas Finance Code, as amended, apply to this Note or the transactions evidenced or contemplated by it.
     “Business Day” means any day on which commercial banks are not required or authorized to close in San Antonio, Texas.
     “CCO Shareholder’s Equity” means, as of any date of determination, consolidated shareholder’s equity of CCO and its subsidiaries as of the date determined in accordance with GAAP.
     “CCU” means Clear Channel Communications, Inc., a Texas corporation, and its successors and assigns.
     “Change of Control” means the date on which CCU ceases to control (i) the vote, directly or indirectly, representing more than 50% of the aggregate voting equity interests of Maker or of CCO, or their respective successors (any such entity, a “Company”) or (ii) the ability to elect a majority of the directors of the board of directors of any Company, whichever shall first occur.
     “Consolidated Funded Indebtedness” has the meaning assigned in the Credit Facility, as the Credit Facility is in effect on the date of this Note, subject, however, to the following modifications: (i) references in such definition to “Person and its Subsidiaries” shall mean and refer to “CCO and its subsidiaries”; (ii) in addition to the categories of indebtedness enumerated in clauses (a) through (g) of such definition, such definition shall further include a category of indebtedness as follows (which additional category also shall be deemed referred to in clause (g) of such definition): all direct or contingent obligations arising under letters of credit (including standby and commercial) and similar instruments, in each case (A) that are issued for the account of, or for which any liability, contingent or direct, for the payment or reimbursement thereof existed on, CCU or any of its subsidiaries (other than CCO and its subsidiaries) and (B) that are issued to enhance the credit of, or to insure or otherwise support payment or performance of any liability or obligation of, CCO or any of its subsidiaries; and (iii) for the avoidance of doubt, capitalized terms used in such definition are incorporated herein with the same meaning as defined in the Credit Facility, in each case as the Credit Facility is in effect on the date of this Note.
     “Contract Rate” means a variable per annum rate of interest equal to the weighted-average cost of long-term debt of CCU during the period this Note is outstanding, as such weighted-average cost is determined by CCU from time to time and for each applicable period under this Note. A certificate of CCU as to such weighted-average cost of for any period shall be conclusive proof of such cost, absent manifest error in the mechanical calculation thereof.
     “Credit Facility” means that certain Credit Agreement dated as of July 13, 2004, among CCU, certain subsidiaries of CCU as offshore borrowers, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, supplemented, replaced, restated or otherwise modified from time to time and in effect, whether in whole or part or evidenced by one or more other agreements.
     “Debt Issuance” means each issuance or incurrence of debt of any nature (public or private) by Maker or its parent (other than CCU, if applicable), or any subsidiaries of either of them, other than commercial debt for working capital purposes only or internal financing from CCU or its designee, including cash management debt from time to time outstanding.
     “Equity Issuance” means each issuance of equity of any nature (public or private, common, preferred or otherwise) by the Maker or its parent (other than CCU, if applicable), or any subsidiaries of either of them, other than any one or more issuances of common stock of CCO issued in relation to options granted by CCO to its employees or directors pursuant to one or more employee or director stock option plans, as the case may be, duly approved by CCO’s board of directors.
     “Mandatory Prepayment Event” means any of the occurrence of any of the following: (i) a Change of Control; (ii) a Debt Issuance; or (iii) an Equity Issuance.
     “Maximum Rate” means, on any day, the maximum lawful non-usurious rate of interest (if any) which, under Applicable Law, Payee is permitted or authorized to contract for, charge, collect, receive, reserve or take from or of Maker on the indebtedness evidenced by this Note from time to time in effect, including changes in such Maximum Rate attributable to changes under Applicable Law which permit a greater rate of interest to be contracted for, charged, collected, received, reserved or taken as of the effective dates of the respective changes; provided, however, to the extent that Applicable Law does not provide for such a maximum rate, then during such periods and for the purpose of the second complete paragraph of this Note, the term “Maximum Rate” shall mean a per annum rate equal to the Contract Rate plus 10%.
     “Past-Due Rate” means a variable per annum rate of interest equal to the sum of (i) the Contract Rate plus (ii) 3%.
     “Permitted Liens” means (i) each of the Liens described in Subsections 9.01(b) through (e) (inclusive) of the Credit Facility, as the Credit Facility is in effect on the date of this Note, (ii) Liens securing Swap Contracts of CCU and indebtedness permitted by clause 2.1 of this Note, so long as, in each case, such Liens do not in the aggregate secure indebtedness which, when aggregated with the aggregate amount of net sales proceeds from Sale and Leaseback Transactions permitted by clause 2.4 of this Note, exceeds an amount equal to 10% of total consolidated CCO Shareholder’s Equity (including preferred stock) as shown on CCO’s audited consolidated balance sheet contained in the most recently prepared annual report delivered to stockholders of CCO and

(iii) Liens described in Subsection 9.01(g) of the Credit Facility, as the Credit Facility is in effect on the date of this Note, except that the phrase “the Required Total Lenders” used therein shall be replaced by the term “CCU”.
     “Restricted Payment” has the meaning assigned in the Credit Facility, as the Credit Facility is in effect on the date of this Note, except that references in such definition (i) to the “Company” shall mean Maker and (ii) to “Subsidiaries” shall mean subsidiaries of Maker.
The following terms shall have the meanings assigned in the Credit Facility, in each case as the Credit Facility is in effect on the date of this Note: “Disposition”; “GAAP”; “Investment”; “Lien”; “Person”; “Sale and Leaseback Transaction”; and “Swap Contracts”. Terms otherwise defined herein, whether expressly, by reference or otherwise, and used herein are so used as so defined.
     Representations and Warranties. Maker represents and warrants the following (each of which shall survive the execution and delivery of this Note and shall be cumulative and in addition to any other representations and warranties that Maker shall now or hereafter give, or cause to be given, to Payee):
1.1 Maker is a corporation duly organized and existing in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in existence in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of its properties or assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect;
1.2 the execution, delivery and performance of this Note, the other Subject Documents (as herein defined) and the transactions contemplated hereunder and thereunder (i) are within the corporate powers and authority of Maker, (ii) have been duly authorized by all requisite corporate action and (iii) are not (A) in violation of applicable law or the terms of Maker’s organizational documentation, or (B) in breach of, or default under, any indenture, agreement or undertaking to which Maker is a party or by which Maker or its property is bound;
1.3 this Note and the other Subject Documents constitute legal, valid and binding obligations of Maker enforceable against Maker in accordance with their respective terms; and
1.4 no amounts evidenced hereby have been used for the purchase or carrying, directly or indirectly, of any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     Covenants. Maker covenants and agrees that, until all obligations evidenced by, and provided for in, this Note are fully, finally and indefeasibly paid, it will not, and it will not permit any of its subsidiaries to, directly or indirectly:
2.1 incur, create, issue, assume, guarantee or otherwise be or become liable for (collectively, for this clause 2.1, “incur”) any Consolidated Funded Indebtedness, in any manner, except, and so long as there exists neither a default under the Credit Facility nor an Acceleration Event, both before and after giving effect to any such incurrence, Consolidated Funded Indebtedness of Maker and its subsidiaries which, when aggregated (without duplication) with the Consolidated Funded Indebtedness of CCO and its subsidiaries and after giving effect to the incurrence thereof, will not exceed $400.0 million at any one time outstanding, provided that (i) intercompany indebtedness of any Company or its subsidiaries to CCU, and (ii) guarantees of indebtedness primarily incurred by CCU or a subsidiary of CCU, other than any Company or any of its subsidiaries, shall, in each case, be excluded from Consolidated Funded Indebtedness of each Company and its subsidiaries;
2.2 create, incur, assume or suffer or permit to exist any Lien on any of its assets or properties, other than Permitted Liens in favor of, or expressly permitted by, Payee;

2.3 make any Investment other than (i) Investments in cash equivalents, (ii) advances to its employees for moving and travel expenses, drawing account and similar expenditures in an annual amount not to exceed $5.0 million, (iii) intercompany Investments among CCO and its wholly owned subsidiaries and (iv) Investments constituting endorsements of checks, drafts and other similar instruments and documents, prepaid utilities, workmen’s compensation and other similar deposits and prepaid expenses, in each case, so long as the foregoing are Investments are made in the ordinary course of its business and in accordance with its past practices and are not made during the existence of any default under the Credit Facility or any Acceleration Event;
2.4 enter into any Sale and Leaseback Transaction, provided that so long as there exists neither a default under the Credit Facility nor an Acceleration Event, both before and after giving effect to any such transaction on the date such transaction is consummated, it may enter into Sale and Leaseback Transactions in such amount that when the aggregate amount of all net sale proceeds (without duplication) from Sale and Leaseback Transactions of (i) it and its subsidiaries and (ii) CCO and its subsidiaries are aggregated with the outstanding principal amount of all Consolidated Funded Indebtedness secured by Liens in accordance with the clause (ii) of the defined term “Permitted Liens”, such aggregate amount will not exceed an amount equal to 10% of total consolidated CCO Shareholder’s Equity (including preferred stock) as shown on CCO’s audited consolidated balance sheet contained in the most recently prepared annual report delivered to its stockholders;
2.5 merge, liquidate, dissolve or consolidate with and into another Person except that any of Maker’s subsidiaries may merge with or consolidate into (i) Maker, if Maker is the continuing or surviving Person or (ii) any other of Maker’s subsidiaries provided that in any such transaction, the surviving Person shall be a wholly owned subsidiary of Maker;
2.6 make any Disposition of all or substantially all of its assets;
2.7 declare or make any Restricted Payment, or incur any obligations (contingent or otherwise) to do so except that (i) it may make Restricted Payments to CCU and any other Person that owns an equity interest in it which is a subsidiary of CCU, ratably according to their respective holdings of the type of equity interest in respect to such respective payments and (ii) it may declare and make dividend payments or other distributions payable in its common stock;
2.8 enter into any transaction of any kind with any of its affiliates, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to it as would be obtained by it at the time in a comparable arm’s-length transaction with a Person other than an affiliate of it, provided the foregoing restrictions shall not apply to transactions between or among it and CCU or any subsidiaries of CCU;
2.9 enter into any contractual obligation (other than this Note, any other Subject Document and pursuant to the Credit Facility) pursuant to which its ability to (i) accept any waiver or consent with respect to any provisions of this Note, any other Subject Document or the Credit Facility or (ii) enter into any amendment, amendment and restatement, replacement or the substitution of this Note, any other Subject Document or pursuant to Credit Facility, is prohibited or limited in any manner; and
2.10 take any other action or omit or refrain from taking any action which foreseeably could have the effect of impairing the ability of Maker timely and fully to pay and perform its obligation under this Note or impair or prejudice the ability of Payee to exercise its rights and remedies hereunder or with respect hereto.

     Default and Related Rights. Upon the occurrence of any of the following events or occurrences, and inclusive of cure periods and/or notice provisions, if any, expressly provided therefor, each of which is hereby designated an “Acceleration Event”, the Payee shall have the rights and remedies provided for and/or referred to herein:
(A)	Maker fails to pay, when due, any principal hereof, whether at the Stated Maturity Date or upon the occurrence of any Mandatory Prepayment Event, or any accrued interest thereon which is due and payable on any of such dates; or

(B)	Maker fails to pay, on any Interest Payment Date, any accrued interest or accrued expenses due on any of such dates, and such failure continues for 3 days thereafter; or

(C)	any provision of this Note or any other Subject Document which shall evidence or represent a benefit, right, remedy or interest hereunder or thereunder shall, for any reason whatsoever, cease to be valid and binding on Maker or available to Payee (as applicable); or

(D)	any representation or warranty made under, or in connection with, this Note or any other Subject Document is untrue or inaccurate in any material respect as of the date on which it is made; or

(E)	(i) the failure to perform or breach of any covenant or agreement contained in or referred to in this Note or any other Subject Document, or the occurrence of an event or circumstance designated as a “default” or “event of default”, or words of similar import, under this Note or any other Subject Document or (ii) an event or condition occurs which would constitute a breach of any of clauses 2.1 through 2.10 of this Note, if CCO or any of its subsidiaries (other than Maker and its subsidiaries) was named as an entity covered by such clauses rather than any of Maker and its subsidiaries; or

(F)	(i) default in the payment of any indebtedness (direct, guaranteed or otherwise) in excess of $25.0 million of CCO or any of its subsidiaries, or any joint indebtedness of any combination of them, or a default in respect of any note, loan agreement, credit agreement or security instrument relating to such indebtedness, or any such indebtedness becomes due before its stated maturity by acceleration or otherwise, (ii) a final judgment or order, or fine, for the payment of money, individually or in the aggregate with other such outstanding judgments, orders or fines for the payment of money, in excess of $25.0 million is entered against CCO or any of its subsidiaries, or any combination of them, or (iii) the delivery or forfeiture of property, individually or in the aggregate with other related deliveries or forfeitures, by CCO or any of its subsidiaries, or collectively by any combination of them, having a value in excess of $25.0 million; or

(G)	CCO or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against CCO or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and in the case of any such proceedings instituted against CCO or any of its subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or the CCO or any of its subsidiaries shall take any action to authorize any of the actions set forth above in this clause (G);

then, upon the occurrence of any of the events or occurrences specified in the foregoing clauses (A), (B), (C), (D), (E) or (F), the Payee at its option may exercise any of the rights and remedies contained in, or referred to by, this Note or any other Subject Document and any other rights and remedies available at law or in equity, as Payee in its sole discretion shall elect, including, without limitation, declaring the entire outstanding and unpaid principal balance of this Note and all interest accrued and unpaid thereon, and all other earned amounts payable under or in connection with this Note, to be forthwith due and payable, whereupon such principal balance of this Note, all such interest and all such other amounts shall become and be forthwith due and payable without presentment, demand, protest, notice of dishonor or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate maturity and notice of acceleration of maturity), all of which are hereby expressly waived by the Maker; provided, however, that with respect to the occurrence of any of the events or occurrences specified in the foregoing clause (G), the entire outstanding and unpaid principal balance of this Note, all interest accrued and unpaid thereon, and all such other earned amounts payable under or in connection with this Note, shall automatically become and be immediately due and payable, without presentment, demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate maturity and notice of acceleration of maturity), all of which are hereby expressly waived by the Maker.
     Collection Costs. If this Note is collected by suit or through the bankruptcy court or any judicial proceeding, or if this Note is not paid at maturity, howsoever such maturity may occur, and it is placed in the hands of an attorney for collection (whether or not suit or other legal proceedings are commenced by such attorney), then Maker agrees to pay, in addition to all other amounts owing hereunder, all collection and enforcement costs and expenses and reasonable attorneys’ fees of Payee.
     Compliance with Applicable Law. It is the intent of Payee and Maker in the execution and performance of this Note and every other document now or hereafter securing or otherwise relating to this Note (collectively, the “Subject Documents”) to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, Payee and Maker stipulate and agree that none of the terms and provisions contained in any Subject Document shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or maximum amount of interest permitted or allowed to be contracted for, charged, received, taken or reserved under Applicable Law. For purposes of this Note and each other Subject Document, “interest” shall include the aggregate of all amounts which constitute or are deemed to constitute interest under Applicable Law which are contracted for, taken, charged, reserved, received or paid under this Note or any other Subject Document. Maker shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or maximum amount of interest that may be lawfully contracted for, charged, received, taken or reserved under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note and each other Subject Document, which may be in actual or apparent conflict herewith. If the maturity of this Note is accelerated for any reason, or if under any other contingency the interest effective rate or amount of interest which would otherwise be payable under this Note or any other Subject Document would exceed the Maximum Rate or maximum amount of interest Payee is permitted or allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Payee shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective interest rate or amount of interest payable under this Note or any other Subject Document to a rate or amount in excess of that permitted or allowed to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Note or the amount of interest which would otherwise be payable under this Note, or both, shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or maximum amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of Maker upon such determination. Payee and Maker further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Note or any other Subject Document which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest hereon at any time contracted for, charged, taken, reserved or received from Maker or otherwise by Payee.
     Reinstatement. To the extent that the Maker makes a payment or payments to the Payee or the Payee enforces any lien, security interest, encumbrance, guaranty or claim, and such payment or payments or the proceeds of such enforcement, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or other person or entity under any law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights, remedies and liens therefor, shall be revived and shall continue in full force and effect as if such payment had not been made or such enforcement had not occurred.
     Certain Waivers, Etc. Maker and all sureties, indorsers, endorsers and guarantors of this Note severally waive grace, notice of non-payment, presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor or default, notice of intent to accelerate maturity, notice of acceleration of maturity and all other such notices, filing of suit and diligence in collecting and bringing suit on this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security, the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions, renewals, rearrangements, partial payments, or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. The nonexercise or delay by Payee of any of its rights, remedies or powers hereunder or with respect hereto in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. Neither a single or partial exercise of any such right, remedy or power by the Payee, nor any abandonment or discontinuance of steps to enforce such right, remedy or power, shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. No course of dealing between the Payee and the Maker shall operate as a waiver of any right, remedy or power of the Payee.
     Successor and Assigns. This Note may be assigned, in whole or part, by Payee without consent of, or notice to, Maker. The provisions of the Note shall be binding upon and inure to the benefit of Payee and Maker and their respective successors and assigns permitted hereby, except Maker may not assign or otherwise transfer any of its rights or obligations hereunder or with respect hereto without the prior written consent of Payee and, if applicable, compliance with all related conditions and requirements, if any, imposed by Payee.
     Indemnification. Maker will indemnify and hold harmless Payee and its affiliates, and its and their respective shareholders, members, partners, directors, officers, employees, agents and advisors (collectively, the “Indemnified Persons”) from and against any and all losses, liabilities, claims, damages or expenses arising out of, or relating to, this Note or the transactions related thereto. This indemnification shall survive the payment of this Note and shall continue for the benefit of each and all Indemnified Persons.
     Costs and Expenses. As a obligation and undertaking of Maker distinct from its obligation to pay the principal of, and accrued interest on, this Note, Maker will pay to Payee all reasonable costs and expenses incurred by or on behalf of Payee associated with the preparation, due diligence, administration, enforcement and maintenance of this Note, including (without duplication of the amounts included in the weighted-average cost of debt of CCU included in the Contract Rate) internal costs and expenses, overhead allocations and externally incurred costs and expenses, which costs and expenses shall be due and payable monthly on each Interest Payment Date; provided, however, all such costs and expenses then accrued shall be and become due and payable on any date that a prepayment hereon will result in the payment of the entire outstanding principal amount of this Note.
     Submission to Jurisdiction, Etc. To the maximum extent not expressly prohibited by applicable law from time to time in effect, Maker hereby knowingly, voluntarily and intentionally (and after it has consulted with its own attorney) irrevocably and unconditionally::

     (i) submits for itself and its property in any legal action or proceeding relating to this Note or any other Subject Documents or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Bexar County, Texas, the courts of the United States of America for the Western District of Texas, San Antonio Division, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue or any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service or process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such person at its address referred to by its signature below, or at such other address or addresses of which Payee shall have been notified pursuant hereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) in recognition that it may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a presiding judge), waives any right it may have to a trial by jury in respect to any litigation directly or indirectly at any time arising out of, under, or in conjunction with, this Note or any other Subject Documents, or any of the transactions provided for herein or therein or contemplated hereby or thereby, whether before or after maturity and whether or not commenced by or against it.
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     Governing Law. This Note shall be governed by, construed and enforced in accordance with, the internal laws of the State of Texas and, to the extent controlling, applicable federal laws of the United States of America; provided, however, in no event shall Chapter 346 of the Texas Finance Code, as amended and in effect, apply to this Note or any transaction provided herein or contemplated hereby.

Clear Channel Outdoor, Inc.
By /s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice president — Treasurer

Pursuant to this endorsement and by its execution hereof, the undersigned hereby, effective as of the original date of this Note, (i) represents that (a) it is the full legal and equitable owner and holder of this Note and of all title, interests, privileges, rights and benefits therein and thereto and (b) there are no claims or defenses to its payment or performance by or through the Maker and (ii) irrevocably and unconditionally (a) conveys, transfers and assigns to Clear Channel Holdings, Inc. and its successors and assigns (collectively, the “Initial Assignee”), all legal and equitable title, interests, privileges, rights and benefits in and to the Note, including without limitation, the right to receive all payments of this Note and to enforce this Note, (b) instructs and directs the Maker (1) to pay to the order of the Initial Assignee all amounts, sums and monies now, heretofore and hereafter due and owing or becoming due and owing under or by virtue of this Note, on the terms of this Note, and (2) to perform all other covenants, agreements and undertakings set forth in this Note for the benefit and at the direction of the Initial Assignee, and (c) promises, as an endorser, to that if this Note is dishonored, it will pay the amount due in this Note according to the terms of this Note at the time of this endorsement, or if such terms are modified subsequent thereto, as so modified and in effect from time to time, subject to, among other terms, the terms set forth in the paragraph in the Note under the caption “Certain Waivers, Etc.”, all of the forging intending to bestow on the Initial Assignee all legal and equitable title, interests, privileges, rights and benefits in and to the Note.

Clear Channel Outdoor Holdings, Inc
By /s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President - Treasurer

Pursuant to this endorsement and by its execution hereof, the undersigned hereby, effective as of the original date of this Note, (i) represents that (a) it is the full legal and equitable owner and holder of this Note and of all title, interests, privileges, rights and benefits therein and thereto and (b) there are no claims or defenses to its payment or performance by or through the Maker and (ii) irrevocably and unconditionally (a) conveys, transfers and assigns to Clear Channel Communications, Inc. and its successors and assigns (collectively, the “Second Assignee”), all legal and equitable title, interests, privileges, rights and benefits in and to the Note, including without limitation, the right to receive all payments of this Note and to enforce this Note, (b) instructs and directs the Maker (1) to pay to the order of the Second Assignee all amounts, sums and monies now, heretofore and hereafter due and owing or becoming due and owing under or by virtue of this Note, on the terms of this Note, and (2) to perform all other covenants, agreements and undertakings set forth in this Note for the benefit and at the direction of the Second Assignee, and (c) promises, as an endorser, to that if this Note is dishonored, it will pay the amount due in this Note according to the terms of this Note at the time of this endorsement, or if such terms are modified subsequent thereto, as so modified and in effect from time to time, subject to, among other terms, the terms set forth in the paragraph in the Note under the caption “Certain Waivers, Etc.”, all of the forging intending to bestow on the Second Assignee all legal and equitable title, interests, privileges, rights and benefits in and to the Note.

Clear Channel Holdings, Inc
By /s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President - Treasurer